Exhibit 99.1

                    NEWS RELEASE

FOR IMMEDIATE RELEASE

L. William Krause Joins TriZetto Board of Directors

NEWPORT BEACH, Calif. – July 29, 2005 –The TriZetto Group Inc. (Nasdaq: TZIX) announced today the election of L. William Krause to its board of directors. Krause fills the Class II Director seat vacated by David M. Thomas, who resigned in April. Krause will serve on TriZetto’s Compensation Committee.

Well-known in the technology industry for his results at Hewlett-Packard, 3Com and Exodus Communications, Krause is currently the chairman of Caspian Networks, a privately-held telecom switch company. He also sits on the boards of Brocade Communications Systems Inc., Packeteer Inc., and Sybase Inc.

After 14 years at Hewlett-Packard Company, where he ultimately became general manager of the organization’s personal computer business, Krause joined 3Com Corporation as president and chief executive officer. Under his leadership, 3Com grew from a start-up business funded by venture capital into a $600 million public company with worldwide operations. While still serving as chairman of the board at 3Com, Krause joined Storm Technology Inc. as president and chief executive officer. Krause also served as chairman and chief executive officer of Exodus Communications Inc., leading the company’s sale to Cable & Wireless.

Krause holds a bachelor’s degree in Electrical Engineering from The Citadel in Charleston, South Carolina.

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Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com